Exhibit 99.(c)(15)

Mercury Air Group, Inc.
Cash to Buyout Fractional Shares at Various Premiums

Date:	Yesterday	3-day Avg.	5-day	10-day	20-day	30-day	60-day	90-day
Price:	$3.55	$3.43	$3.47	$3.47	$3.60	$3.69	$4.07	$4.46
5% Premium:	$3.73	$3.60	$3.65	$3.65	$3.78	$3.88	$4.28	$4.68
10% Premium:	$3.91	$3.77	$3.82	$3.82	$3.96	$4.06	$4.48	$4.91
12% Premium:	$3.98	$3.84	$3.89	$3.89	$4.03	$4.14	$4.56	$5.00
15% Premium:	$4.08	$3.94	$4.00	$3.99	$4.14	$4.25	$4.68	$5.13
20% Premium:	$4.26	$4.12	$4.17	$4.17	$4.32	$4.43	$4.89	$5.35
25% Premium:	$4.44	$4.29	$4.34	$4.34	$4.50	$4.62	$5.09	$5.58

Fractional Shares Estimate(1):	192,316

Cash to Buy Shares
5% Premium:	$716,858	$692,626	$701,511	$701,309	$727,459	$745,734	$822,165	$900,818
10% Premium:	$750,994	$725,608	$734,916	$734,705	$762,100	$781,245	$861,316	$943,714
12% Premium:	$764,648	$738,801	$748,278	$748,063	$775,957	$795,450	$876,976	$960,872
15% Premium:	$785,130	$758,590	$768,322	$768,100	$796,741	$816,756	$900,467	$986,610
20% Premium:	$819,266	$791,573	$801,727	$801,496	$831,382	$852,268	$939,618	$1,029,506
25% Premium:	$853,402	$824,555	$835,132	$834,892	$866,023	$887,779	$978,768	$1,072,402

(1)	Source: Draft Proxy dated March 1, 2005.